Exhibit 99.1

News America Incorporated Prices Issue of $1 Billion of New Debt

NEW YORK, NY, Feb. 27, 2007– News America Incorporated, a subsidiary of News Corporation, today announced the pricing of an issuance of $1 billion of 6.15% Senior Notes Due 2037 (the “Notes”). The closing of the offering is expected to occur on March 2, 2007, subject to satisfaction of customary closing conditions. News America will receive gross proceeds of $999,870,000 from this offering and expects to use the net proceeds for general corporate purposes.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2006 of approximately US$59 billion and total annual revenues of approximately US$27 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The forward-looking statements. included in this document are made only as of the date of this document and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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Contact:

Media—Andrew Butcher 212-852-7070

Investors—Reed Nolte 212-852-7092